EXHIBIT 4.2.1

                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                              HRE PROPERTIES, INC.

                                    ARTICLE I
                                  INCORPORATION
                                  -------------

         The undersigned, J.W. Thompson Webb, whose post office address is 10 Light Street, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the Maryland General Corporation Law (the "MGCL").

                                   ARTICLE II
                                      NAME
                                      ----

               The name of the corporation (the "Corporation") is:

                              HRE PROPERTIES, INC.

                                   ARTICLE III
                                    PURPOSES
                                    --------

         3.1 Purpose and Powers. The Corporation is being formed to acquire and succeed to, and continue the business of, HRE Properties ("HRE Properties"), a common law business trust organized under the laws of the Commonwealth of Massachusetts that has operated so as to qualify as a real estate investment trust ("REIT"), as that phrase is defined in Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), through a merger of HRE Properties with and into the Corporation and to engage in the business of acquiring, managing, financing, disposing of and otherwise dealing in interests in real property and to engage in any other lawful act or activity for which corporations may be organized under the MGCL. The foregoing purposes shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of the Articles of Incorporation, as amended or supplemented from time to time (the "Articles"), and each shall be regarded as independent. The foregoing purposes are also to be construed as powers of the Corporation, and shall be in addition to and not in limitation of the general powers of corporations under the laws of the State of Maryland.

         3.2 Real Estate Investment Trust. Without limiting the generality of the foregoing purposes, business and objects, until such time as the Board of Directors of the Corporation determines that it is no longer in the interest of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as a REIT, the purpose of the Corporation shall include engaging in the business of a REIT. This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.

                                   ARTICLE IV

                           PRINCIPAL PLACE OF BUSINESS
                           ---------------------------

         The address of the principal office of the Corporation is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.




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                                   ARTICLE V

                               THE RESIDENT AGENT
                               ------------------

         The Resident Agent of the Corporation is The Corporation Trust Incorporated, whose address is 32 South Street, Baltimore, Maryland 21202.

                                   ARTICLE VI

                               BOARD OF DIRECTORS
                               ------------------

         6.1 Number. The number of Directors of the Corporation initially shall be seven, which number may thereafter be increased or decreased from time to time in accordance with the Bylaws of the Corporation; provided, however, that the total number of Directors shall be not fewer than the greater of two or the minimum number permitted by the MGCL. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term.

         6.2 Directors; Classification; Term. The initial Directors of the Corporation shall be E. Virgil Conway, Peter Herrick, Paul D. Paganucci, James
O. York, Robert R. Douglass, George H.C. Lawrence and Charles J. Urstadt. At the first annual meeting of stockholders, the Directors shall be divided into three classes designated as Class I, Class II and Class III, with the term of three years each, and the term of one class shall expire each year. Class I directors shall initially consist of one director who shall hold office initially for a term expiring at the annual meeting of stockholders in 1998. Class II Directors shall initially consist of three directors who shall hold office initially for a term expiring at the annual meeting of stockholders in 1999. Class III Directors shall initially consist of three directors who shall hold office initially for a term expiring at the annual meeting of stockholders in 2000. Beginning with the annual meeting of stockholders in 1998 and at each succeeding annual meeting of stockholders, the class of Directors whose term expires at such meeting will stand for election to hold office for a term expiring at the third succeeding annual meeting. Each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualified. If the number of Directors is changed, any increase or decrease in directorships shall be apportioned among the classes so as to maintain the proportional number of Directors in each class as nearly equal as set forth above or as may otherwise be determined by a majority of the Board of Directors then in office, and any additional Directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office only until the next election of Directors by the stockholders, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.

         Notwithstanding the foregoing,  whenever, pursuant to the provisions of
Article VII of the Articles, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles and any Articles Supplementary applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Section 6.2.

         During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article VII hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall be increased, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall terminate as quickly as is permissible under the MGCL and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

         6.3 Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors shall be filled solely by the affirmative vote of a majority of the entire Board of Directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office) shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum. Subject to the rights of the holders of any series of Preferred Stock


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then outstanding, vacancies on the Board of Directors resulting from the removal of a Director from office may be filled by the affirmative vote of a majority of all the votes cast at a meeting of stockholders called for that purpose. A Director elected by the Board of Directors to fill any vacancy shall serve until the next annual meeting of stockholders and until his successor is elected and qualifies.

         6.4 Resignation; Removal. Any Director may resign from the Board of Directors or any committee thereof at any time by written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such notice or upon any future date specified in the notice. A Director may be removed from office, but only for cause and only by the affirmative vote of the holders of not less than two-thirds of the Stock then outstanding and entitled to vote generally for the election of Directors; provided, however, that in the case of any Directors elected solely by holders of one or more series of Preferred Stock, such Directors may be removed only for cause and only by the affirmative vote of two-thirds of the Stock of such series then outstanding and entitled to vote in the election of Directors, voting together as a single class. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting. For purposes of the Articles, "cause," with respect to the removal of any Director, shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty,
(iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law, and in the case of clause (iv) or (v), above, such action results both in an improper substantial personal benefit and a material injury to the Corporation.

         6.5 Powers. Subject to the express limitations herein or in the Bylaws, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Articles shall be construed with a presumption in favor of the grant of power and authority to the Directors.

                                   ARTICLE VII

                                      STOCK
                                      -----

         7.1 Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue (the "Stock") is One Hundred Million (100,000,000) shares, initially consisting of Seventy Million (70,000,000) shares of common stock, par value $.0l per share (the "Common Stock"); (ii) Twenty Million (20,000,000) shares of preferred stock, par value $.0l per share (the "Preferred Stock"); and (iii) Ten Million (10,000,000) shares of excess stock, par value $.01 per share (the "Excess Stock"). The aggregate par value of all the shares of all classes of stock is $1,000,000.

         7.2 Preferred Stock. The Board of Directors may issue the Preferred Stock in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

         7.3      Common Stock.

                  7.3.1 Dividend Rights. Subject to the preferential dividend rights of Preferred Stock, if any, as may be determined by the Board of Directors, the holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

                  7.3.2 Voting Rights. The holders of shares of Common Stock shall be entitled to vote on all matters submitted to the holders of Common Stock for a vote at all meetings of the stockholders, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such stockholders

         7.4 Classification of Stock. The Board of Directors may classify or reclassify any unissued shares of Stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and terms and conditions of redemption of those shares of Stock, including, but not limited to, the reclassification of unissued shares of Common Stock to shares of Preferred Stock or shares of Excess Stock, or unissued shares of Preferred Stock to shares of Common Stock or shares of Excess Stock, or unissued shares of Excess Stock to shares of Common Stock or shares of Preferred Stock or the issuance of any rights plan or similar plan.


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         7.5  Issuance  of  Stock.  The Board of  Directors  may  authorize  the issuance from time to time of shares of Stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of Stock, for such consideration as the Board of Directors,may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be lawfully set forth in the Bylaws of the Corporation.

         7.6 Dividends or Distributions. The Directors may from time to time declare and pay to stockholders such dividends or distributions in cash, property or other assets of the Corporation or in securities of the Corporation or from any other source as the Directors in their discretion shall determine.

                                  ARTICLE VIII

                         LIMITATION ON PREEMPTIVE RIGHTS
                         -------------------------------

         No holder of any Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for or purchase any Stock or any other securities of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion may fix; and any Stock or other securities which the Board of Directors may determine to offer for subscription may, within the Board of Directors, sole discretion, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of holders of any or all other classes, series or types of Stock or other securities at the time outstanding.

                                   ARTICLE IX

                      LIMITATIONS ON TRANSFER AND OWNERSHIP
                      -------------------------------------

         9.1 Limitations on Transfer. Stock (other than Excess Stock) shall be freely transferable by the record owner thereof, subject to the provisions of this Article IX, and provided that any purported acquisition or transfer of Stock that would result in the disqualification of the Corporation as a REIT shall be void ab initio, except to the extent necessary to give effect to
Section 9.10 hereof. Any purported transfer of Stock that, if effective, would result in a violation of Section 9.2 (unless excepted from the application of Section 9.2 pursuant to Section 9.6) shall be void ab initio as to the transfer of that number of shares of Stock that would otherwise be beneficially owned by a Stockholder in violation of Section 9.2, the intended transferee of such shares shall acquire no rights therein and the transfer of such shares will not be reflected on the Corporation's stock record books. For purposes of this
Article IX, a "transfer" of shares of Stock shall mean any sale, transfer, gift, hypothecation, pledge, assignment, or other disposition, whether voluntary or involuntary, by operation of law or otherwise.

         9.2 Limitations on Ownership. Except as provided by Section 9.6, no person except as described below shall at any time directly or indirectly acquire or hold beneficial ownership of shares of any class or series of Stock with an aggregate value in excess of 7.5% of the aggregate value of all outstanding Stock of the Corporation (the "Ownership Limit") . Any entity, the ownership of whose Stock is attributed to the owners of such entity under Sections 544 and 856(b) of the Code, will be "looked-through" for purposes of the Ownership Limit. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, waive the Ownership Limit with respect to any transaction if it is satisfied, based on the advice of tax counsel, that ownership in excess of this limit will not jeopardize the Corporation's status as a REIT and it otherwise decides that such action is in the best interests of the Corporation.

         For purposes of this Article IX, (a) the value of any share of Stock shall be determined in the manner established by the Board of Directors, and (b) a person (which includes natural persons, corporations, trusts, partnerships, and other entities) shall be deemed to be the beneficial owner of the Stock that such person (i) actually owns, (ii) constructively owns after applying the rules of Section 544 of the Code as modified in the case of a REIT by Section 856(h) of the Code, and (iii) has the right to acquire upon exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into Stock, if any.

         9.3 Stockholder Information. Each stockholder shall, upon demand of the Corporation, disclose to the Corporation in writing such information with respect to his or its direct and indirect beneficial ownership of the Stock as the Board of Directors in its discretion deems necessary or appropriate in order that the Corporation may fully comply with all provisions of the Code relating to REITs and all regulations, rulings and cases promulgated or decided thereunder (the "REIT Provisions") and to comply with the requirements of any taxing authority or governmental agency.

         9.4 Transferee Information. Whenever the Board of Directors deems it reasonably necessary to protect the tax status of the Corporation as a REIT under the REIT Provisions, the Board of Directors may require a statement or affidavit from each stockholder or proposed transferee of Stock setting forth the number of shares of Stock already beneficially owned by such proposed transferee and any related person specified by the Board of Directors. If the Board of Directors determines in good faith that any proposed transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors shall have the right, but not the duty, to refuse to permit the transfer of such Stock to the proposed transferee. All contracts for the sale or other transfer of Stock shall be subject to this Section 9.4.

         9.5      Excess Stock.

                  9.5.1 Exchange for Excess Stock. If, notwithstanding the other provisions contained in this Article IX, at any time there is a purported transfer of Stock or a change in the capital structure of the Corporation (including any redemption of Excess Stock pursuant to Subsection 9.5.7) as a result of which any person would beneficially own Stock in excess of the ownership Limit, then, except as otherwise provided in Section 9.6, such shares of Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall automatically and without further action be exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the purported transfer of Stock or the change in capital structure. The shares of Common Stock which were exchanged for shares of Excess Stock shall revert to the Corporation, subject to the provisions of Subsection 9.5.6.

                  9.5.2 Ownership in Trust. Upon any purported transfer of Stock that results in an exchange for Excess Stock pursuant to Subsection 9.5.1, such shares of Excess Stock shall be deemed to have been transferred to the Corporation, as trustee of a separate trust for the exclusive benefit of the person or persons to whom such Excess Stock can ultimately be transferred without violating the Ownership Limit. Shares of Excess Stock so held in trust shall be issued and outstanding Stock of the Corporation. The purported transferee of Excess Stock shall have no rights in such Excess Stock, except the right to designate a transferee of its interest in the trust created under this Subsection 9.5.2 upon the terms specified in Subsection 9.5.6. I f any of the restrictions on transfer set forth in this Article IX are determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Corporation in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Corporation.

                  9.5.3 Dividend Rights - Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that shares of Stock have been exchanged for Excess Stock shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Excess Stock.

                  9.5.4 Rights Upon Liquidation. Subject to the preferential rights of Preferred Stock, if any, as may be determined by the Board of Directors and the preferential rights of Excess Preferred Stock (as defined below), if any, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the trustee holding any shares of Excess Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Common Stock, that portion of the assets of the Corporation available for distribution to the holders of Common Stock and Excess Common Stock as the number of shares of Excess Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the trustee holding any shares of Excess Stock issued upon the exchange of Preferred Stock (the "Excess Preferred Stock") shall be entitled to receive the pro rata share of the assets of the Corporation available for distribution to the holders of Preferred Stock of the series for which such Excess Stock was exchanged which such holder of Excess Preferred Stock would be entitled to receive if such shares of Excess Preferred Stock were shares of Preferred Stock of the series from which such Excess Preferred Stock was exchanged. The Corporation, as the holder of all Excess Stock in one or more trusts, or, if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute to each transferee of an interest in such a trust pursuant to Subsection 9.5.6 hereof, when determined, any assets received in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation in respect of the Excess Stock held in such trust and represented by the trust interest transferred to such transferee.

                  9.5.5 Voting Rights. No stockholder may vote any shares of Excess Stock. The shares of Excess Stock will not be considered to be issued or outstanding for purposes of any Stockholder vote or for purposes of determining a quorum for such a vote.

                  9.5.6 Restrictions on Transfer. Excess Stock shall not be transferable except pursuant to Section 9.5.2 and Section 9.5.7. The purported transferee of any shares of Stock that are exchanged for Excess Stock pursuant to Section 9.5.1 may freely designate a transferee of the interest in the trust that represents such shares of Excess Stock, if (a) the shares of Excess Stock held in the trust and represented by the trust interest to be transferred would not be Excess Stock in the hands of the transferee of the trust interest and (b) the transferor of the trust interest does not receive a price for the trust interest in excess of (i) the price such transferor paid for the Stock in the purported transfer of Stock that resulted in the Excess Stock represented by the trust interest, or (ii) if such transferor did not give value for such Stock (e.a., the shares were received through a gift, devise or other transaction), a price equal to the aggregate Market Price (as defined in Subsection 9.5.7) for all shares of the Stock that were exchanged for Excess Stock on the date of the purported transfer that resulted in the Excess Stock. No interest in a trust may be transferred unless the transferor of such interest has,given advance notice to the Corporation of the intended transferee and the Corporation has agreed in writing to waive its redemption rights under Subsection 9.5.7. Upon the transfer of an interest in a trust in compliance with this Subsection 9.5.6, the corresponding shares of Excess Stock that are represented by the transferred interest in the trust shall be automatically exchanged for an equal number of shares of Stock of the same class and series from which they were originally exchanged and such shares of Stock shall be transferred of record to the transferee of the interest in the trust. Upon any exchange of Excess Stock for Stock of another class, the interest in the trust representing such Excess Stock shall automatically terminate.

                  9.5.7 Corporation's Redemption Right. All shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share of Stock in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price per share of such Stock at the time of such devise or gift) or (b) the Market Price per share of Stock of the class of Stock for which such Excess Stock was exchanged on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer at any time until the date ninety (90) days after the date on which the purported owner or transferee gives written notice to the Corporation of any event (including, without limitation, redemptions or repurchases of Stock by the Corporation) or any purported transfer that results in the exchange of Stock for such Excess Stock and the nature and amount of all ownership interests, direct or indirect, of record or beneficial, of such purported owner or transferee, or, if no such notice is given, the date on which the Board of Directors determines that a purported transfer resulting in the exchange of Stock for such Excess Stock has been made. For purposes of this Article IX, "Market Price" means for any share of Stock, the average daily per share closing sales price of a share of such Stock if shares of such Stock are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation National Market (the "NASDAQ NM") , and if such shares are not so listed or quoted, the Market Price shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the 30-day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange or on the NASDAQ NM and no published bid and asked quotations with respect to shares of such Stock during the 30-day period, the Market Price shall be the price determined by the Board of Directors in good faith. Unless the Board of Directors determines that it is in the interest of Corporation to make earlier payment of all of the amount determined as the redemption payment for Stock redeemed in accordance with this Section 9.5.7, the redemption payment shall be paid to the transferee of the trust interest representing the redeemed Excess Stock only upon the liquidation of the Corporation and shall not exceed an amount equal to the lesser of the price determined pursuant to the first sentence of this Subsection 9.5.7 or the product of (x) the number of Excess
Shares redeemed, multiplied by (y) the sum of the per share distributions designated as liquidating distributions and return of capital distribution declared subsequent to the redemption date with respect to unredeemed shares of Stock of the class for which the redeemed Excess Stock was exchanged. No interest shall accrue on any redemption payment with respect to the period subsequent to the redemption date to the date of the redemption payment.

         9.6 Exceptions to Certain Ownership and Transfer Limitations. The Ownership Limit set forth in Section 9.2 shall not apply to the following shares of Stock and such shares shall not be deemed to be Excess Stock at the times and subject to the terms and conditions set forth in this Section 9.6:

                  9.6.1 Subject to the provisions of Section 9.7, shares of Stock which the Board of Directors in its sole discretion may exempt from the Ownership Limit while owned by a person who has provided the Corporation with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a REIT would not be jeopardized thereby.

                  9.6.2 Subject to the provisions of Section 9.7, shares of Stock acquired and held by an underwriter in a public offering of Stock, or in any transaction involving the issuance of Stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such Stock will make a timely distribution of such Stock to or among other holders such that, following such distribution, the Corporation will continue to be in compliance with the REIT Provisions.

                  9.6.3 Shares of Stock acquired pursuant to an all cash tender offer made for all outstanding shares of Stock of the Corporation in conformity with applicable federal and state securities laws where not less than eighty percent (80%) of the outstanding Stock (not including Stock or securities convertible into Stock held by the tender offeror and/or any "affiliates" or "associates" thereof within the meaning of the Securities Exchange Act of 1934, as amended) are duly tendered and accepted pursuant to the cash tender offer and where the tender offeror commits in such tender offer, if the tender offer is so accepted by the holders of such eighty percent (80%) of the outstanding Stock, as promptly as practicable thereafter to give any holders who did not accept such tender offer a reasonable opportunity to put their Stock to the tender offeror at a price not less than the price per share paid for Stock tendered pursuant to the tender offer.

         9.7 Authority to Revoke Exceptions to Limitations. The Board of Directors, in its sole discretion, may at any time revoke any exception pursuant to Subsections 9.6.1, 9.6.2 or 9.6.3 in the case of any stockholder, and upon such revocation the provisions of Sections 9.2 and 9.5 shall immediately become applicable to such stockholder and all Stock of which such stockholder may be the beneficial owner. A decision to exempt or refuse to exempt from the ownership Limit the ownership of certain designated shares of Stock, or to revoke an exemption previously granted, shall be made by the Board of Directors in its sole discretion, based on any reason whatsoever, including, but not limited to, the preservation of the Corporation's qualification as a REIT.

         9.8 Controlling Provision. Except as provided in Article XV, to the extent this Article IX may be inconsistent with any other provision of the Articles, this Article IX shall be controlling.

         9.9 Authority of the Board of Directors. Subject to Section 9.10 hereof, nothing else contained in this Article IX or in any other provision of the Articles shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interests of the Stockholders by preservation of the Corporation's qualification as a REIT under the REIT Provisions. In applying the provisions of this Article IX, the Board of Directors may take into account the lack of certainty in the REIT Provisions relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Ownership Limit, Excess Stock, beneficial ownership and related matters on as conservative a basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation's continued qualification as a REIT. Notwithstanding any other provision of the Articles, if the Board of Directors determines that it is no longer in the best interests of the Corporation and the Stockholders to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

         9.10 New York Stock Exchange. Nothing in the Articles shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or of any other stock exchange on which shares of stock of the Corporation may be listed and which have conditioned such listing on the inclusion in the Articles of A provision such as this Section 9.10. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article IX, and any transferee in such a transaction and the shares so transferred shall be subject to all of the other provisions and limitations of this Article IX.

                                    ARTICLE X

                        RIGHTS AND POWERS OF CORPORATION,
                        ---------------------------------
                         BOARD OF DIRECTORS AND OFFICERS
                         -------------------------------

         In carrying on its business, or for the purpose of attaining or furthering any of its objectives, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. Except as otherwise provided in the Articles or the Bylaws of the Corporation, as amended from time to time, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except those that are by law, the Articles or the Bylaws of the Corporation, conferred upon or reserved to the stockholders.

                                   ARTICLE XI

                               STOCKHOLDER ACTION
                               ------------------

         11.1 Quorum. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum.

         11.2 Vote Required. A majority of the votes cast at a meeting of Stockholders at which a quorum is present shall be sufficient to take or authorize action upon any matter which may properly come before the meeting, unless more than a majority of the votes cast is specifically required by law or the Articles. Unless otherwise provided by law or the Articles, each outstanding share of Stock, regardless of class, shall be entitled to one vote upon each matter submitted to a vote at a meeting of stockholders. Shares of Stock directly or indirectly owned by the Corporation shall not be voted in any meeting and shall not be counted in determining the total number of outstanding shares of Stock entitled to vote at any given time, but Stock held by it in a fiduciary capacity (other than "Excess Stock" held by it in accordance with Article 9.5.2) may be voted and shall be counted in determining the total number of outstanding shares of Stock at any given time.

         11.3 Informal Action. Any action required or permitted to be taken by the Stockholders at any annual or special meeting of Stockholders may be taken without a meeting if (i) a unanimous written consent which sets forth the action taken and which is signed by each stockholder entitled to vote on the matter and
(ii) a written waiver of any right to dissent signed by each stockholder entitled to notice of such meeting but not entitled to vote at such meeting, are filed with the records of stockholders meetings. Such consents and waivers may be signed by different stockholders on separate counterparts.

                                   ARTICLE XII

                                 INDEMNIFICATION
                                 ---------------

         The Board of Directors shall have the power to adopt Bylaws or resolutions for the indemnification of the Corporation's directors, officers, employees and agents, provided that any such Bylaws or resolutions shall be consistent with applicable law.

                                  ARTICLE XIII

                             LIMITATION OF LIABILITY
                             -----------------------

         To the fullest extent permitted under the MGCL as in effect on the date of filing the Articles or as the MGCL is thereafter amended from time to time, no Director or officer shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment or the repeal of this Article XIII, nor the adoption of any other provision in the Articles inconsistent with this
Article XIII, shall eliminate or reduce the protection afforded by this Article XIII to a Director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article XIII would have accrued or arisen, prior to such amendment, repeal or adoption.

                                   ARTICLE XIV

               STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS
               --------------------------------------------------

         No (i) sale, lease or exchange of all or substantially all of the property or assets, including goodwill, of the Corporation or (ii) share exchange or merger or consolidation of the Corporation with or into any other corporation, shall be effected unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 3- 105(b) of the MGCL and by a majority of the "Continuing Directors" (as defined below), and, except as otherwise provided by law, thereafter approved by the Stockholders. Whenever any vote of the holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by the Articles or by law, the affirmative vote of at least two-thirds of all the votes cast on such sale, lease or exchange, share exchange, merger or consolidation, by holders of voting stock, voting together as a single class, at any annual meeting of Stockholders or special meeting of Stockholders called for such purpose, shall be required to approve such sale, lease or exchange, share exchange, merger or consolidation.

         For the purpose of the Articles, the term "Continuing Director" shall mean (i) each of the initial members of the Board of Directors of the Corporation or (ii) any of the Director whose nomination for election to the Board of Directors was recommended or approved by a vote of the majority of the Directors then in office who are Directors referred to in clause (i) of this sentence or this clause (ii).

                                   ARTICLE XV

                 PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS
                 ----------------------------------------------

         15.1 The provisions of the Articles are severable, and if the Directors shall determine that any one or more of such provisions are in conflict with the REIT Provisions, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of the Articles, even without any amendment of the Articles pursuant to Article XVII hereof; provided, however, that such determination by the Directors shall not affect or impair any of the remaining provisions of the Articles or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.

         15.2 If any provision of the Articles or any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction, and the validity of the remaining provisions of the Articles shall not be affected. Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                   ARTICLE XVI

                        AMENDMENT OF BYLAWS BY DIRECTORS
                        --------------------------------

         The Board of Directors shall have the power, at any regular or special meeting of the Board of Directors, to make and adopt, or to amend, rescind, alter or repeal, any Bylaws of the Corporation. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with law or the provisions of the Articles of Incorporation.

                                  ARTICLE XVII

                              AMENDMENT OF ARTICLES
                              ---------------------

         The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in the Articles of Incorporation, including without limitation any amendment to change the terms or contract rights, as expressly set forth in the Articles, of any of its outstanding stock by classification, reclassification or otherwise, in the manner now or hereafter prescribed by statute, and all rights conferred an stockholders herein are granted subject to this reservation. The affirmative vote of a majority of the Directors and a majority of the Continuing Directors, shall be required to amend, repeal or modify any provision of the Articles. Notwithstanding the foregoing, any amendment, repeal or other modification of the provisions of Article VI, Article IX, Article XII, Article XIII, Article XIV, Article XVI and this Article XVII hereof shall require, in addition to the other applicable requirements of the Articles of Incorporation and of law, the affirmative vote of holders of at least two-thirds of the Stock then outstanding and entitled to vote generally in the election of directors. All other amendments to the Articles shall require the affirmative vote of a majority of the vote entitled to be cast on the matter.

         The provision of Section 3-602 of the MGCL, as the same may be amended or re-enacted, or any successor provisions thereto, shall not apply to any business combination (as defined in Section 3-601 of the MGCL) involving (i) the Corporation and HRE Properties, a Massachusetts business trust ("HRE Properties") or (ii) the Corporation and any person, who, as of December 31, 1996, is the "beneficial owner" (as such term is defined in Section 3-601 of the MGCL) of in excess of 20% of the outstanding shares of beneficial interests in HRE Properties, and who, by virtue of the merger of HRE Properties with and into the Corporation, will own a similar percentage of the Corporation Common Stock or any of such person's affiliates or associates (as such terms are defined in Section 3-601 of the MGCL).

         IN WITNESS WHEREOF, the undersigned incorporator of HRE Properties, Inc. confirms that the organization meeting of the Board of Directors of the Corporation has not been held and hereby executes the foregoing Amended Articles of Incorporation and acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury as of this 30th day of December, 1996.

                               /s/ J.W. Thompson Webb
                               ----------------------
                               J.W. Thompson Webb